SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                 Securities and Exchange Act of 1934

Filed by the Registrant  [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   RESEARCH FRONTIERS INCORPORATED
        (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fees paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:


              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             June 8, 2000


To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the "Company") will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 8, 2000 at 11:00 A.M., local time, for the following purposes:

     1.  To elect one Class I director;

     2. To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                        By Order of the Board of Directors,


                        VICTOR F. KEEN, Secretary

Woodbury, New York
April 30, 2000

                   RESEARCH FRONTIERS INCORPORATED

                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS
                To be held Thursday, June 8, 2000


     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 8, 2000, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual
Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominee for director listed below, and (ii) for the ratification of the selection of the independent auditors. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company's executive offices are located at 240
Crossways Park Drive, Woodbury, New York 11797-2033. On or about April 30, 2000 this Proxy Statement and the accompanying form of proxy together with a copy of the Annual Report of the Company for the year ended December 31, 1999, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 2000.

                        VOTING SECURITIES

     Only stockholders of record at the close of business on April 18, 2000 are entitled to vote at the meeting. As of April 18, 2000, the Company had issued and outstanding and entitled to vote 12,091,191 shares of common stock, par value $0.0001 per share
(the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock will constitute a quorum at the meeting.
A shareholder voting either in person or through a proxy who abstains with respect to a matter being voted upon is considered to be present and entitled to vote on such matter at the meeting, and is in effect a negative vote upon such matter, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common Stock, and for all directors and executive officers of the Company individually and as a group.

                                               Total         Exercisable
                                               Beneficial    Warrants   Percent
Name of Beneficial Owner                       Ownership(1) and Options of Class

Robert L. Saxe . . . . . . . . . . . . . . . . 1,233,492(2)  713,425      9.63
19 East 80th Street
New York, NY  10021
Bernard D. Gold. . . . . . . . . . . . . . . .   474,563(3)  138,625      3.88
Joseph M. Harary . . . . . . . . . . . . . . .   412,074(4)  409,887      3.30
Robert M. Budin. . . . . . . . . . . . . . . .   160,932(5)  131,875      1.32
All directors and officers
 as a group (4 persons). . . . . . . . . . . . 2,281,061(6) 1,393,812    16.92

(1) All information is as of April 18, 2000 and was determined in accordance with Rule 13d-3 under the Securities Exchange
    Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power.
    Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements.

(2) Includes (i) 1,687 shares of Common Stock owned by Mr.
    Saxe's wife, Marie Saxe; (ii) 70,136 shares owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (iii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership to all securities described in items (i) and (iii) above.

(3) Includes (i) 49,217 shares of Common Stock owned by Denise Gold, Dr. Gold's wife; and (ii) 6,187 shares of Common Stock which Dr. Gold owns jointly with his wife. Dr. Gold disclaims beneficial ownership to all securities owned by his wife.

(4) Includes 500 shares of Common Stock owned by Mr.
    Harary's minor children, as to which shares Mr. Harary disclaims beneficial ownership.

(5) Includes 712 shares of Common Stock owned by McLafs Jr.
    Investment Club over which Mr. Budin has the sole dispositive power.

(6) Includes the securities described above in footnotes (2) through (5).

                      ELECTION OF DIRECTORS
                             (Item 1)

    Pursuant to the Company's By-Laws, four Directors constitute the entire Board of Directors of the Company. The
Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the director in Class I expires at the 2000 Annual Meeting of Stockholders. The Board of Directors proposes that the nominee described below be elected to hold office for a three-year term expiring at the 2003 Annual Meeting of Stockholders, and until the election and qualification of his respective successor. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominee set forth below. Each of the members of the Board of Directors of the Company, including the nominee listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company. Should any nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee. There is no indication at present that the nominee will be unable to accept nomination.

    The following biographical information is provided with respect to each director:

                  Director Standing for Election

Joseph M. Harary

Mr. Harary, age 39, became Vice President and General Counsel to the Company in April 1992 and has been a director of the
Company since February 1993.   In December 1999, Mr. Harary
was promoted to the position of Executive Vice President and General Counsel. Mr. Harary has been counsel to the law firm of Solovay Edlin & Eiseman, New York, New York, since 1992. Mr. Harary was associated with the law firm of Howard, Darby &
Levin from 1990 to 1992, and with the law firm of Kronish, Lieb, Weiner & Hellman from 1986 to 1990. Mr. Harary graduated
Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.

                  Directors Continuing In Office

    Class II - Term Expires at the 2001 Annual Meeting of Stockholders

Bernard D. Gold

Dr. Gold, age 68, has been a director of the Company since June 1991. Dr. Gold has been an oral and maxillofacial surgeon in private practice since 1960, and retired from his practice in 1994. He is also an assistant professor of oral surgery at Columbia University School of Dental and Oral Surgery in New York, New
York, and retired in 1993 as the director of oral and maxillofacial surgery at Kings County Hospital Center in Brooklyn, New York.

  Class III - Term to Expire at the 2002 Annual Meeting of Stockholders

Robert L. Saxe

Mr. Saxe, age 64, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, and President and Treasurer since October 1966. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business School in 1960.

Robert M. Budin

Mr. Budin, age 67, has been a director of the Company since 1987. Mr. Budin was a Senior Vice President of Harold C. Brown & Co., Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963.

    The Board of Directors has an Audit Committee and
Executive Committee, but does not have a nominating or compensation committee. The Board of Directors' Executive Committee is composed of Robert L. Saxe, Joseph M. Harary and Robert M. Budin. Robert M. Budin and Bernard D. Gold served on the Audit Committee in 1999. The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company's independent public accountants. During 1999, the Company's Board of Directors met three times and acted by written consent once, and the Board's Audit Committee met four times. No incumbent director failed to attend any meetings of the Board of Directors during 1999. Biographical information for the Company's executive officers, Robert L. Saxe and Joseph M. Harary, is provided above.

    The Board of Directors recommends a vote FOR election of the nominee listed above and it is intended that proxies not marked to the contrary will be so voted. Election of such nominee requires the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

                  INDEPENDENT PUBLIC ACCOUNTANTS
                             (Item 2)

    The Board of Directors unanimously recommends a vote
FOR ratification of the selection of the accounting firm of
KPMG LLP as independent auditors of the Company for the
fiscal year ending December 31, 2000. The ratification requires a majority vote of those shares of Common Stock represented
and eligible to vote at the 2000 Annual Meeting of
Stockholders.   Representatives of KPMG LLP are expected to
attend the meeting, will have the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions.

                      EXECUTIVE COMPENSATION

    The following table sets forth information regarding all cash compensation paid by the Company and stock options granted during the fiscal years indicated to Robert L. Saxe, the Company's chief executive officer, and to each of the Company's executive officers during the past fiscal year.

Name of Executive and                           Other Annual     Number of Stock
Principal Positions           Year    Salary    Compensation(1)  Options Awarded
Robert L. Saxe,              1999   $333,621      $ 34,618           240,000
Director, Chairman of        1998   $322,911      $101,006           240,000
the Board, President         1997   $297,589      $  4,428            70,000
and Treasurer

Joseph M. Harary,            1999   $252,342      $ 43,665           130,000
Director, Executive Vice     1998   $230,319      $109,905           166,500
President and General        1997   $211,473      $ 15,769            35,000
Counsel and Assistant Secretary

(1) Consists of the payment of accrued but unused vacation, and a performance bonus which was paid during 1998 and 1999.

                 Report on Executive Compensation

    The compensation of executive officers of the Company, including the Company's chief executive officer, is determined by the Company's entire Board of Directors whose names are listed below at the end of this report. The salaries of all executive officers are reviewed at least twice annually by the Board. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations. The Company's goal is to set salary levels somewhat below those received by executives at other companies with comparable experience and qualifications, and to supplement such compensation with the grant of stock options and performance-based bonuses. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock. Because the Company believes that its success is dependent upon the coordinated efforts of all of its employees, and that teamwork is essential in further developing the Company's technology and meeting the expectations of the Company's licensees and stockholders, all current employees of the Company were granted stock options since the beginning of the past fiscal year.

    In December 1999, the Company's Board of Directors approved a performance bonus plan which provides for a bonus to be paid on July 1, 2000 and January 1, 2001 equal to approximately 1% of the increase, if any, in the Company's market value during the first and second halves of 2000. Bonuses are capped at a recipient's salary in the case of employees of the Company, and are currently capped at $55,000 in the case of non-employee directors of the Company.

    The Board of Directors and the stockholders have adopted two stock option plans which remain in effect. The purpose of these stock option plans is to attract key employees, officers and directors and to encourage their continued employment and services and their increased stock ownership in the Company. The Board of Directors believes that the granting of stock options under these stock option plans will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently awards for 224,672 shares of common stock were available for issuance under the Company's stock option plans. If any options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto will again be available for issuance under these stock option plans.

    The Company's stock option plans are administered by a committee of at least two directors who are not officers and employees of the Company (the "Administrators"). Currently the Administrators consist of Mr. Budin and Dr. Gold, who serve as members of the Company's Stock Option Committee. Options which qualify as Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualifying options ("NQSO's") may be issued under the Company's 1992 Stock Option Plan and the Company's 1998
Stock Option Plan. Also stock appreciation rights and restricted stock may be awarded under the Company's 1998 Stock Option
Plan, although there have been no awards of stock appreciation rights and restricted stock under such plan to date. The number of options to be granted under these stock option plans are determined by the Administrators in their discretion.

    The purchase price of Common Stock subject to each option issued under these stock option plans will be determined by the Board of Directors or the Administrators, as the case may be, but in the case of an ISO may not be less than (i) the fair market value of the Common Stock subject to the option on the date of grant or
(ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock subject to the option on the date of grant. Options under these stock option plans may be exercised in the manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. In no event may ISO's exercisable for stock having an aggregate fair market value of $100,000 (together with all ISO's granted under any other stock option) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, ISOs terminate when an optionee ceases to be employed by the Company or within a specified period after the termination of such employment depending upon the reason for such termination.

                             BOARD OF DIRECTORS:
                             Robert M. Budin
                             Bernard D. Gold
                             Joseph M. Harary
                             Robert L. Saxe

Employment Arrangements

    The Company entered into an employment agreement with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $333,621 during 1999 and will receive an annual base salary of $370,000 through December 31, 2000. The Board of
Directors may, in its discretion, authorize a higher salary for Mr. Saxe. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. The
Company maintains key-man life insurance on the life of Mr. Saxe in the amount of $500,000.

                  Stock Options Granted in 1999

    The following table sets forth information regarding all grants of options to the individuals named in the executive compensation table appearing on page 5 during the fiscal year ended December
31, 1999, and the potential realizable value of such options using a 5% and 10% assumed annual rate of appreciation in the price of the Company's Common Stock. The particular assumed annual rates of stock price appreciation used in this table are specified under the rules and regulations of the Securities and Exchange Commission and are not necessarily indicative of future stock price performance or the Company's projections thereof. Over a ten-year option term, the corresponding increase in the Company's market capitalization over the same period would be (a)
$60,696,295 with an assumed 5% annual rate of stock appreciation, and (b) $153,816,328 with an assumed 10% annual rate of stock appreciation. Of the options listed below for each of Mr. Saxe and Mr. Harary, 23,800 options did not become exercisable until January 1, 2000. Also options to purchase
120,000 shares and 60,000 shares of common stock granted in 1999 to Robert L. Saxe and Joseph M. Harary, respectively, only vest if certain performance milestones are achieved during 2000.


                          Percent                           Potential Realizable
                          of Total                            Value at Assumed
                          Options                              Annual Rates of
                          Granted                                 Stock Price
                 Number of  to      Exercise                   Appreciation for
                 Options  Employees Price     Expiration         Term of Option
Name             Granted  in 1999   Per Share Date              5% ($)   10% ($)

Robert L. Saxe   240,000   49.42%   $8.375   June 9, 2009    $569,362 $1,442,875
Joseph M. Harary 130,000   26.77%   $8.375   June 9, 2009    $306,012 $  775,495

    Stock Options Exercised in 1999 and Year-End Option Values

    The following table sets forth information regarding all exercises of options by the individuals named in the executive compensation table appearing on page 5 during the fiscal year ended December 31, 1999 and the value of options realized upon exercise, and of unexercised options held by such persons on December 31, 1999, measured in terms of the average trading price of the Company's Common Stock on the date of exercise and on the last trading day of the year, respectively. A total of 1,457,063 stock options issued by the Company were exercisable at year-end.

                                            Number of           Value of Exerci-
                                           Exercisable       sable In-the-Money
                  Number of               Options which         Options which
               Shares Acquired  Value    Remain Unexercised  Remain Unexercised
Name             on Exercise    Realized  at Dec. 31,1999     at Dec. 31, 1999

Robert Saxe        17,000       $ 60,669     701,525             $ 4,772,986
Joseph Harary      15,000       $ 66,988     397,987             $ 2,721,031


                     Stock Price Performance

    The following table sets forth the range of the high and low selling prices (as provided by the National Association of Securities Dealers) of the Company's common stock for each quarterly period within the past two fiscal years:

          Quarter Ended                        Low           High
          March 31, 1998                     6.5000         9.7500
          June 30, 1998                      5.6250         8.3750
          September 30, 1998                 5.4375         7.6250
          December 31, 1998                  5.7500        11.1250
          March 31, 1999                     6.7500        11.0000
          June 30, 1999                      6.8750        10.0000
          September 30, 1999                 9.0625        13.5625
          December 31, 1999                  8.5000        15.4375

These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

     The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 1994 in the Company's Common Stock (REFR), the NASDAQ
Composite (U.S.) Stock Index, and the NASDAQ Electronic
Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.

[graph with the following data points]

Date      Index       Index     Index
       U.S. NASDAQ Electronics REFR Ask
12/30/94  $100.00   $100.00   $100.00
01/31/95  $100.53   $103.72   $96.15
02/28/95  $105.81   $117.33   $115.38
03/31/95  $108.95   $125.15   $111.06
04/28/95  $112.38   $144.56   $105.77
05/31/95  $115.29   $156.26   $109.62
06/30/95  $124.62   $177.87   $126.92
07/31/95  $133.77   $196.34   $123.08
08/31/95  $136.49   $192.45   $192.31
09/29/95  $139.63   $191.65   $219.23
10/31/95  $138.83   $200.71   $192.31
11/30/95  $142.09   $182.56   $201.92
12/29/95  $141.33   $165.62   $157.69
01/31/96  $142.04   $165.57   $163.46
02/29/96  $147.46   $172.70   $150.00
03/29/96  $147.95   $164.59   $144.23
04/30/96  $160.21   $192.74   $157.69
05/31/96  $167.56   $204.65   $157.69
06/28/96  $160.01   $188.02   $121.15
07/31/96  $145.76   $182.13   $119.23
08/30/96  $153.94   $195.34   $132.69
09/30/96  $165.70   $227.90   $146.15
10/31/96  $163.87   $244.73   $117.31
11/29/96  $174.04   $283.83   $121.15
12/31/96  $173.89   $286.42   $119.23
01/31/97  $186.23   $340.87   $132.69
02/28/97  $175.93   $301.44   $109.62
03/31/97  $164.46   $288.64   $96.15
04/30/97  $169.58   $312.75   $105.77
05/30/97  $188.79   $323.19   $96.15
06/30/97  $194.59   $308.52   $98.08
07/31/97  $215.10   $387.27   $140.38
08/29/97  $214.79   $396.47   $165.38
09/30/97  $227.52   $400.65   $154.81
10/31/97  $215.67   $335.08   $148.08
11/28/97  $216.81   $333.50   $131.73
12/31/97  $213.07   $300.25   $119.23
01/30/98  $219.82   $334.19   $109.62
02/27/98  $240.49   $371.68   $145.19
03/31/98  $249.36   $330.37   $124.04
04/30/98  $253.57   $347.13   $116.35
05/29/98  $239.49   $302.52   $113.46
06/30/98  $256.21   $307.16   $97.12
07/31/98  $253.22   $332.45   $94.23
08/31/98  $203.17   $273.25   $100.00
09/30/98  $231.37   $319.27   $107.69
10/30/98  $241.36   $346.02   $105.77
11/30/98  $265.78   $413.48   $119.23
12/31/98  $300.25   $464.11   $169.23
01/29/99  $343.91   $539.93   $146.15
02/26/99  $313.08   $466.49   $125.48
03/31/98  $335.86   $481.94   $115.38
04/30/98  $345.30   $508.80   $147.12
05/31/99  $337.34   $474.19   $137.50
06/30/99  $367.47   $546.96   $153.85
07/30/99  $362.12   $606.66   $155.77
08/31/99  $376.46   $696.59   $207.69
09/30/99  $375.85   $656.72   $153.85
10/29/99  $403.16   $726.81   $160.58
11/30/99  $446.17   $790.31   $150.96
12/31/99  $542.43   $910.46   $228.85

                       CERTAIN TRANSACTIONS

     The following is a description of any transactions involving indebtedness of management to the Company which exceeded
$60,000 during 1999. Robert L. Saxe, the President and Chairman of the Company, borrowed $200,000 from the Company during 1996 and $925,000 during 1997. Robert I.. Thompson, the
Company's former Executive Vice President and a Director borrowed $50,000 from the Company in 1993, $167,000 in 1994, 55,000 in 1996, and $460,000 in 1997. The Company loaned its
Vice President, Joseph M. Harary, $32,500 in 1994,  $95,000 in
1996, and $5,000 in 1997. During 1997, officers repaid several loans and made aggregate principal payments of $592,353 of which $39,810 was paid in cash and $552,543 was paid through the surrender of shares of the Company's common stock. During 1998, officers made aggregate principal payments of $542,186 against such loans of which $40,000 was paid in cash and $502,186 was paid through the surrender of the Company's common stock.
During 1999, officers made aggregate principal payments of $732,000 against such loans of which $345,000 was paid in cash and $387,000 was paid through the surrender of the Company's common stock. In addition, as part of a settlement of a litigation brought by the estate of Robert I. Thompson, a former officer of the Company, relating to the status of certain collateral of loans made to Mr. Thompson, options to purchase 181,447 shares of common stock were also cancelled. Each of the aforementioned loans relate to the purchase of Common Stock of the Company, are collateralized by the pledge of shares of Common Stock of the Company, may be prepaid in part or in full without notice or penalty, are represented by a promissory note which bears interest at a rate per annum equal to the broker call rate in effect on the first day of each calendar quarter, and permit repayment of the loan in cash or by delivery of securities of the Company having a fair market value equal to the balance of the loan outstanding.

                    2001 STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal for action at the Company's 2001 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company's By-
Laws and of Rule 14a-8 of the Securities and Exchange
Commission. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797,
Attention: General Counsel, by December 31, 2000.

SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                    GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

                         By Order of the Board of Directors

                         VICTOR F. KEEN
                         Secretary

Woodbury, New York
April 30, 2000

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999,INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY'S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, ATTENTION: ASSISTANT SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 18, 2000.

                       [PROXY CARD - FRONT]

   PROXY               RESEARCH FRONTIERS INCORPORATED
           240 Crossways Park Drive, Woodbury, New York 11797-2033 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS - June 8, 2000

        The undersigned hereby appoints Robert L. Saxe and Joseph
   M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 8, 2000, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

              Dated:_______________________________________________  _____, 2000
                    ____________________________________________________________
                    ____________________________________________________________
                    Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                       [PROXY CARD - BACK]


1.   ELECTION OF CLASS I DIRECTOR

     NOMINEE: Joseph M. Harary.

     [  ] FOR nominee listed above.

     [  ] FOR nominee listed above EXCEPT:______________________________

     (Instruction: To withhold authority to vote on any individual nominee, write the name in the space at the right.)

     [  ] WITHHOLD AUTHORITY to vote for nominee listed above.

2. RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

     [  ]  FOR RATIFICATION   [  ]  AGAINST RATIFICATION   [  ]  ABSTAIN

3. In their discretion, upon such other matters as may properly come before the meeting. If no specification is made, this proxy will be voted FOR ALL the nominees listed above and FOR APPROVAL of Proposal 2.

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 8, 2000.

                                 Yes  [  ]      No  [  ]